Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Prudential plc
Prudential Funding (Asia) plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid	Debt	Prudential plc Senior Debt Securities	Rule 457(r)	(1)	—	—	—	$0.00
	Debt	Prudential plc Subordinated Debt Securities	Rule 457(r)	(1)	—	—	—	$0.00
	Other	Prudential plc Guarantee of Prudential Funding (Asia) plc Senior Debt Securities	Rule 457(r)	(1)	—	—	—	$0.00
	Other	Prudential plc Guarantee of Prudential Funding (Asia) plc Subordinated Debt Securities	Rule 457(r)	(1)	—	—	—	$0.00
	Debt	Prudential Funding (Asia) plc Senior Debt Securities	Rule 457(r)	(1)	—	—	—	$0.00
	Debt	Prudential Funding (Asia) plc Subordinated Debt Securities	Rule 457(r)	(1)	—	—	—	$0.00
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		$0.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$0.00(2)

(1)	An unspecified aggregate offering of the securities of each identified class is being registered as may from time to time be offered by Prudential plc and Prudential Funding (Asia) plc at unspecified prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder.
(2)	In connection with the securities offered hereby, the registrants will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933.